Exhibit 23.1


			 CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Incorporation of Documents by Reference" in the Registration Statement on Form S-8 pertaining to the Charming Shoppes, Inc. Non-Employee Directors Compensation Program and the Charming Shoppes, Inc. 1999 Associates' Stock Incentive Plan and to the incorporation by reference therein of our report dated March 9, 1999, with respect to the consolidated financial statements of Charming Shoppes, Inc. included in its Annual Report (Form 10-K) for the year ended January 30, 1999 filed with the Securities and Exchange Commission.


ERNST & YOUNG LLP

Philadelphia, Pennsylvania
October 6, 1999